Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Funding of Litigation Escrow Account

SAN FRANCISCO, CA, December 23, 2011 – Visa Inc. (NYSE:V) today announced it had decided to deposit $1.565 billion (the “Loss Funds”) into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, when the Company funds the litigation escrow account, the value of the Company’s Class B shares – which are held exclusively by U.S. financial institutions and their affiliates and successors – is correspondingly adjusted via a reduction in the Class B shareholders’ as-converted share count. This has the same effect on earnings per share as repurchasing the Company’s class A common stock, by reducing the as-converted class B common stock share count. The Company will make this deposit by using funds previously allocated to its current $2 billion class A repurchase program, which was announced on July 27 and October 26, 2011, and which will exhaust all funds available under that program. The deposit of the Loss Funds will be conducted in accordance with the Company’s certificate of incorporation currently in effect.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

Contacts:

Jack Carsky, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com